Exhibit B

LI AUTO INC.

Restricted Shares Award Agreement

Name of Participant/Grantee: Xiang Li	Plan: 2021 Share Incentive Plan

Staff ID/PRC personal ID:	Grant: 108,557,400 restricted Class B ordinary shares of a par value of US$0.0001 each (the “Award Shares”) of Li Auto Inc. (the “Company”)

Address:
Award Premium: US$14.63 per Share

Grant Date: May 5, 2021

Expiration Date: March 8, 2031

1.	Replacement of the Share Option Award Agreement. This Agreement shall replace the Share Option Award Agreement by and between the Company and you, dated March 8, 2021 (the “Option Award Agreement”), and the Option Award Agreement and any options granted pursuant to that agreement shall terminate and cease to be effective upon the Grant Date. It is noted and acknowledged by the Company and you that no options have vested under the Option Award Agreement. All granted options under the Option Award Agreement are hereby immediately terminated and the Shares subject to such options shall form part of the Award Pool and be available for grant under the 2021 Share Incentive Plan (the “Plan”).

2.	Grant. Effective on the Grant Date, you have been allotted, issued and granted the Award Shares in accordance with the provisions of the Plan and subject to the restrictions, terms and conditions set forth herein. The Award Shares constitute Restricted Shares for the purposes of the Plan. Defined terms used herein (including those in the exhibits to this Agreement) shall have the meaning set forth in the Plan, unless otherwise defined herein.

3.	Issuance and holding arrangements. The Award Shares will be issued to Amp Lee Ltd., an entity under your control, and held by you as legal and beneficial owner on the Grant Date, subject to the undertakings, restrictions, terms and conditions set forth herein.

4.	Undertakings. The Grantee agrees, undertakes and covenants that, after the Award Shares have been issued and registered on the Company’s register of members (the “Register of Members”), unless and until:

(a)	the performance conditions in respect of a particular number of Award Shares as set forth in Exhibit A attached (the “Performance Conditions”) have been satisfied; and

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(b)	the relevant Award Premium (as defined below) has been paid in respect of the relevant number of Award Shares by the Grantee,

the Grantee shall not:

(i)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any interest in the relevant Award Shares;

(ii)	cast a vote representing the relevant Award Shares at any shareholder meeting of the Company or written resolution of shareholders of the Company; or

(iii)	claim a right to receive any dividend in respect of the relevant Award Shares.

Unless the conditions set forth in both (a) and (b) above are met in respect of the relevant number of Award Shares, any attempt to take any of the actions set forth in (i), (ii) or (iii) above in respect of such Award Shares shall be null and void. The Company confirms that once the conditions set forth in (a) and (b) above are met in respect of a particular number of Award Shares, the Grantee shall be entitled to exercise any and all rights in respect of such Award Shares without any restriction.

5.	Award Premium. The premium payable in respect of the Award Shares is US$14.63 per share (the “Award Premium”), which was the average per-share closing price for the Company’s ADSs, each representing two Class A ordinary shares, of the thirty (30) trading days immediately prior to March 8, 2021, as reported by the Nasdaq Global Select Market.

6.	Time of Award Premium payment. Upon the Performance Conditions being met in respect of a particular number of Award Shares, the Award Premium may be paid in respect of the relevant number of Award Shares, subject to the terms of this Agreement. In the event that Performance Conditions have been met in respect of a particular number of Award Shares, the Award Premium in respect of such share must be paid prior to the earlier of:

(i)	March 8, 2031 (the “Expiration Date”);

(ii)	the date of the Participant’s Termination of Service for Cause; and

(iii)	twelve (12) months after the date of the Participant’s Termination of Service without Cause or on account of Death or Disability. Upon the Participant’s Death or Disability, the Award Premium in respect of any Award Shares for which the Performance Conditions have been met as of the Participant’s Death or Disability may be paid by the Participant’s legal representative or beneficiary, respectively, and if not paid prior thereto will no longer be payable and in such event the relevant Award Shares shall be subject to compulsory repurchase by the Company at their par value in accordance with the Company’s Articles of Association.

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7.	Payment. Any portion of the Award Shares will cease to be subject to the undertakings and restrictions in Section 4 above upon the satisfaction of the Performance Conditions in respect of the relevant number of Award Shares and your completion of the payment procedures established by the Company and your payment of the Award Premium for each Award Share and any applicable withholding tax to the Company. Payment may be made in cash or such other method as the Company may permit from time to time as set forth in the Plan.

8.	Termination of Service. In the event your employment is terminated for any reason, whether such termination is occasioned by you, with or without Cause, by mutual agreement or on account of Death or Disability (“Termination of Service”), your right to any portion of the Award Shares in respect of which the Performance Conditions have not been met will terminate immediately, and the relevant Award Shares shall be subject to compulsory repurchase by the Company at their par value. For purposes of this Agreement, Termination of Service is deemed effective as of the earlier of the date that you give or are provided with written notice of such termination, regardless of any notice period or period of pay in lieu of such notice required under any Applicable Laws (each, the “Notice Period”). For greater clarity, you have no rights to pay the Award Premium in respect of any Award Shares during the Notice Period.

9.	Register of Members and Share Certificate. On the Grant Date, the Company will enter Amp Lee Ltd., an entity under your control, in the Register of Members as the registered holder of the Class B ordinary shares constituting the Award Shares. The Company will issue one physical share certificate in respect of such Shares in the name of Amp Lee Ltd. and bearing such legend as the Company deems necessary and appropriate.

10.	Forfeiture. Any Award Shares in respect of which the Performance Conditions have not been met and Award Premium not paid shall be forfeited after the first to occur of the following events:

(i)	the Expiration Date set forth in this Agreement;

(ii)	the Participant’s cessation at the Key Position (as defined below);

(iii)	termination of Service for any reason; and

(iv)	any material breach of the codes of conduct as specified in the Employees Handbook.

Award Shares forfeited pursuant to this Section shall immediately be subject to compulsory repurchase by the Company at their par value.

11.	Withholding of Taxes. The Company or any Subsidiary has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all applicable taxes (including your payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning you arising as a result of the Plan. You may satisfy your tax obligation, in whole or in part, by: (i) surrendering to the Company previously owned shares with a Fair Market Value equal to the minimum amount of the tax withholding obligation; or (ii) paying over to the Company in cash the amount of tax withholding obligation. If the Company determines that you have not satisfied or performed your tax obligations then, at the Company’s discretion, the restrictions applicable to the relevant shares under Section 4 shall continue to apply to the relevant Award Shares for a period (the “Suspension Period”) commencing upon your failure or default until the time you have fully satisfied or performed such tax obligations. For the avoidance of doubt, the Company has discretion in determining (i) whether or not you have satisfied or performed, fully or otherwise, your tax obligations; and (ii) the release of the restrictions on the relevant Award Shares under Section 4 after the Suspension Period ends.

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12.	PRC Participants. You agree that the Company may set up and administer a centralized account management system to ensure that any proceeds from distribution of the Award Shares will be remitted back to the People’s Republic of China (the “PRC”). In addition, the Company may also impose other conditions or administrative measures to ensure or facilitate compliance of any Applicable Laws to which you or the Company is subject.

13.	Personal Data. You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the PRC or elsewhere such as the European Economic Area or the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

14.	Voluntary Participation. Your participation in the Plan is voluntary. The value of the Award Shares is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of the Award Shares under the Plan represents a mere investment opportunity.

15.	Discretionary Plan. The Award Shares are granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time. The grant of the Award Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of restricted shares or benefits in lieu of the award in the future. Future awards of Award Shares, if any, and any terms or conditions attached thereto, will be at the sole discretion of the Company. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.

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16.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands.

17.	Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party. The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

18.	Language. This Agreement is written in English, and any Chinese translation is for convenience purposes only. In the event of any discrepancy between the English portion of this Agreement and the Chinese translation, the English portion shall govern.

(Signature page to follow)

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Li Auto Inc.

/s/ Tie Li
Name: Tie Li
Title: Director

ACKNOWLEDGED AND AGREED WITH UNDERTAKINGS BY:

/s/ Xiang Li
Name: Xiang Li

[Signature Page to Restricted Shares Award Agreement]

Exhibit A

Performance Conditions

1.	Performance Conditions

The Award Shares represent a performance-based stock award and, upon satisfaction of the Deliveries Targets as described below and subject to the Participant continuing as the (i) chief executive officer, (ii) chairman of the board of directors, (iii) chief products officer of the Company or a similar key position as recognized by the board of directors (such role satisfying any of clauses (i), (ii), or (iii), the “Key Position”) at the time of satisfaction of a relevant Deliveries Target, the related number of Award Shares set out in Table 1 below shall, upon payment by the Grantee of the relevant Award Premium, be released from the restrictions set out in Section 4 of this Agreement.

As detailed in Table 1 below, the Award Shares are divided into six (6) Performance Condition tranches, with each tranche representing 1/6 portion of the Award Shares covering that number of Award Shares specified next to the applicable tranche number in Table 1 below. Upon the achievement of the target number of aggregate vehicle deliveries by the Company in any 12 consecutive months set forth next to each tranche (the “Deliveries Target”), and subject to the Participant continuing at the Key Position through the date the Committee determines, approves and certifies that the requisite Deliveries Target for the applicable tranche has been satisfied (a “Certification”), the Performance Condition for the relevant number of Award Shares in the tranche shall be deemed to be satisfied for the purposes of Section 4(a) of this Agreement, following which the Grantee may pay the Award Premium in respect of the applicable number of Award Shares in the relevant tranche in satisfaction of the condition in Section 4(b) of this Agreement. Separate Certifications may occur on separate dates with respect to the achievement of a Deliveries Target that is required for any particular tranche, provided that the date the Performance Condition is met for such tranche will be the date on which the Certification necessary in order for the Delivery Target to be met in full is completed.

The Committee shall, periodically and upon request of the Participant, assess whether the Performance Conditions have been satisfied. The maximum term in which the Performance Conditions may be met shall be ten (10) years so that, absent earlier termination as provided herein, the Award Shares shall be automatically subject to compulsory repurchase by the Company at their par value on the Expiration Date specified above (without regard to whether any or all of the Performance Conditions were satisfied or whether the Grantee paid the relevant Award Premium in respect of any part of the Award Shares).

Table 1: Performance Conditions.

Tranche #	Number of Award Shares	Deliveries Target(1)
1	18,092,900	Aggregate deliveries of 500,000 vehicles in any 12 consecutive months
2	18,092,900	Aggregate deliveries of 1,000,000 vehicles in any 12 consecutive months
3	18,092,900	Aggregate deliveries of 1,500,000 vehicles in any 12 consecutive months
4	18,092,900	Aggregate deliveries of 2,000,000 vehicles in any 12 consecutive months
5	18,092,900	Aggregate deliveries of 2,500,000 vehicles in any 12 consecutive months
6	18,092,900	Aggregate deliveries of 3,000,000 vehicles in any 12 consecutive months
Total:	108,557,400

Note:

(1)	The Deliveries Target set forth next to a tranche must be achieved in order for the Performance Condition in respect of that tranche to be satisfied. Satisfaction of the Performance Condition for each tranche shall be determined, approved, and certified by the Committee in its sole, good faith discretion. For purposes of clarity, the Performance Condition for more than one tranche may be satisfied simultaneously upon a particular date. For example, assume that none of the Performance Conditions has been satisfied before a particular date, and upon a Certification, the aggregate deliveries of vehicles exceed 1,000,000 in the past 12 consecutive months, then the Performance Conditions for both tranches 1 and 2 will become satisfied, subject to the Participant remaining at the Key Position through such date.

2.	Termination Period

(i)	Award Shares in respect of which Performance Condition has not been satisfied

(A)	As long as the Participant continues to hold the Key Position of the Company, the Participant will continue to hold the Award Shares, subject to the restrictions, terms and conditions of this Agreement; and

(B)	If the Participant ceases to hold the Key Position or ceases to be an Employee of the Company for any reason, any Award Shares in respect of which the Performance Condition has not been satisfied by the date of the Participant’s cessation of holding the Key Position or being an Employee of the Company will be subject to compulsory repurchase by the Company at their par value.

(ii)	Award Shares in respect of which Performance Condition has been satisfied

(A)	If the Participant continues to be at the Key Position of the Company, the Participant will continue to hold the Award Shares, subject to the restrictions, terms and conditions of this Agreement;

(B)	If, upon the Participant’s cessation at the Key Position, the Participant continues as an Employee of the Company, and so long as the Participant continues as an Employee of the Company, the Participant will continue to hold the Award Shares in respect of which the Performance Condition has been satisfied;

(C)	If the Participant ceases to be an Employee of the Company without Cause or on account of Death or Disability, the Participant (or their heirs or successors as the case may be) will continue to hold such Award Shares in respect of which the Performance Condition has been satisfied and Award Premium paid by the date of the Participant’s cessation as an Employee, provided, however, that any such Award Shares in respect of which the Performance Condition has been met but the Award Premium has not been paid may be paid until the one (1) year anniversary of the date of cessation as an Employee; and

(D)	If the Participant ceases to be an Employee of the Company with Cause, any Award Shares in respect of which the Performance Condition has been met and Award Premium paid may continue to be held by the Participant, provided, however, that any portion of the Award Shares in respect of which the Performance Condition has been met but the Award Premium has not been paid will be subject to compulsory repurchase by the Company at their par value and no Award Premium may be paid.

3.	No Holding Period

There is no holding period for the Award Shares upon release of the restrictions set out in this Agreement. The Participant may conduct transactions that involve merely a change in the form in which the Participant owns such Shares (e.g., transfer Shares to the Participant’s personal special purpose vehicle, or an inter vivos trust for which the Participant is the beneficiary during the Participant’s lifetime), or as permitted by the Committee consistent with the Company’s internal policies.

4.	Acceptance of Award Shares

By the Participant’s acceptance of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, the Participant agrees that the Award Shares are granted under and governed by the terms and conditions of this Agreement, including the Plan, attached hereto as Exhibit B, all of which are made a part of this document. The Participant confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated above.

Exhibit B

2021 Share Incentive Plan